EXHIBIT INDEX

Exhibit No.:         Description:
99.1                 Letter from the General Partner to the Limited Partners of the Partnership, dated October 1, 1998

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                                                                    EXHIBIT 99.1
October 1, 1998









Dear Limited Partner:

The General Partner previously advised you that it is reviewing strategic alternatives that could result in increased liquidity for Limited Partners. In December 1997, we reported that Host Marriott Corporation ("Host"), on behalf of the General Partner, filed a preliminary Prospectus /Consent Solicitation Statement with the SEC. This statement proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust (REIT). Subsequently, we reported to you that there were existing REITs active in the moderate price and extended-stay hotel segment that had expressed an interest in acquiring some of the hotels owned by the six limited partnerships. The General Partner retained Merrill Lynch to advise the Partnerships with respect to these alternatives.

You may also be aware that although the hotel industry is generally continuing to report improving operating results, stock prices for the companies that own hotels, including REITs, have been on a downward slide. There are a number of reasons given by the industry's analysts for this development ranging from increased supply in certain segments of the market to the global market trends influencing the US securities markets. The effect of these developments is that many of the traditional purchasers of hotels such as those owned by the Partnership are restricted in their ability to raise capital to purchase hotels. Although over the past months we have reviewed various alternatives, to date, there have been no acceptable offers from third parties to purchase the Partnership's hotels.

These same market conditions have adversely affected the proposed Consolidation that would form a new REIT focused on limited service hotels. The original Consolidation plan included an initial public offering of the REIT's common shares. We have been advised that it would be difficult to raise the appropriate level of outside equity and that the perceived benefits of the Consolidation are not achievable at this time. Therefore, we are not pursuing the plan to form a new REIT.

We are continuing to work with Merrill Lynch to explore alternatives designed to maximize the long term value of your investment. We will promptly advise you of any developments.

We currently anticipate that the cash distribution paid from 1998 operations will be comparable to the distribution from 1997 operations of $50 per limited partner unit. However, actual distributions may be higher or lower depending on actual Hotel operating results for the remainder of the year as well as the need to reserve funds for future property improvement fund shortfalls. The distribution from 1998 operations will be made in February 1999.

If you have any questions regarding the information in this letter or any other aspect of your investment, please contact Partnership Investor Relations at 301/380-2070.

Sincerely yours,

MARRIOTT RIBM TWO CORPORATION
General Partner

/s/ Bruce F. Stemerman

Bruce F. Stemerman
President